Exhibit 99.1

JCPENNEY REPORTS FOURTH QUARTER 2015 ADJUSTED EARNINGS PER SHARE OF 39 CENTS; AND A 155 PERCENT INCREASE IN ADJUSTED EBITDA TO $715 MILLION FOR FISCAL 2015

Same Store Sales Up 4.1 % in Fourth Quarter; 4.5 % for Full Year

•	Gross margin improved 120 basis points to 36.0 % for the year

•	SG&A savings of $218 million; 270 basis points improvement for the year

•	Positive free cash flow of $131 million for the year; a 130 % improvement

PLANO, Texas - (Feb. 26, 2016) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal fourth quarter and full year ended Jan. 30, 2016. Comparable store sales grew 4.1 % for the fourth quarter and 4.5 % for the full year. This combination of strong sales growth, accelerated gross margins and disciplined expense reduction resulted in full year adjusted EBITDA of $715 million, a $435 million increase.

Marvin R. Ellison, chief executive officer, said, “We are very pleased with our performance for the fourth quarter and full year. Our focus on private brands, omnichannel and revenue per customer is clearly resonating as we continue to win market share in a competitive environment. We are also pleased that we delivered strong fourth quarter results while effectively managing our inventory, which finished the year up 2.6%. I would like to thank our over 100,000 associates who embrace our strategy and come to work each day focused on driving sales and providing excellent customer service.”

Mr. Ellison continued, “While significant work remains to regain our status as a world-class retailer, the Company's financial performance this year indicates we are on the right path to achieving our long-term financial objectives. Building on the momentum of 2015, and the positive trends of the mid-tier US customer, we now expect positive adjusted earnings in 2016, and EBITDA of $1 billion.”

Fourth Quarter Results

For the fourth quarter, which included a successful holiday season, JCPenney reported net sales of $4.0 billion compared to $3.9 billion in the fourth quarter of 2014. Comparable store sales rose 4.1 % for the quarter.

Home, Sephora, Footwear, and Handbags were the Company’s top performing merchandise divisions during the quarter. Geographically, all regions delivered comp sales gains over the same period last year with the best performance in the western and northeastern regions of the country.

For the fourth quarter, gross margin improved 30 basis points to 34.1 % of sales. This acceleration was driven by improvements in our clearance and promotional selling margins.

SG&A expenses for the quarter were down $70 million to $962 million, or 24.1 % of sales, representing a 240 basis point improvement from last year. These savings were primarily driven by lower controllable costs, more efficient advertising spend and reduced corporate overhead.

Adjusted EBITDA for the quarter was $381 million, a $108 million or 40 % improvement from the same period last year.

Adjusted earnings per share were $0.39, after excluding charges associated with primary pension plan expense, restructuring costs and the loss on extinguishment of debt. Adjusted net income was $121 million, an improvement of $108 million or 831%.

Full Year Results

For the full year 2015, JCPenney reported net sales of $12.6 billion compared to $12.3 billion in 2014, a 3.0 % increase. Comparable store sales rose 4.5 % for the year.

For the year, gross margin increased 120 basis points to 36.0 % from 34.8 % in the prior year. SG&A decreased $218 million or 270 basis points compared to the prior year.

Adjusted EBITDA was $715 million, a $435 million or 155 % improvement from last year.

Adjusted net loss improved $463 million to $315 million, or $(1.03) per share for the year.

Free cash flow was positive $131 million, an increase of over $74 million or 130 % from last year. For the full year, liquidity improved $900 million, of which $500 million was used to pay down debt during the fourth quarter. At year end, liquidity was $2.5 billion compared to $2.1 billion last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook

The Company’s 2016 full year guidance is as follows:

•	Comparable store sales: expected to increase 3 % to 4%;

•	Gross margin: expected to increase 40 to 60 basis points versus 2015;

•	SG&A dollars: expected to decrease versus 2015;

•	EBITDA: expected to be $1 billion;

•	Adjusted earnings per share: expected to be positive;

•	Free cash flow: expected to improve versus 2015.

Fourth Quarter and Full Year 2015 Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by chief executive officer Marvin Ellison and chief financial officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (877) 337-1347, or (262) 558-6137 for international callers, and reference 42552707 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Telephone playback will be available for 7 days beginning approximately two hours after the conclusion of the meeting by dialing (855) 859-2056, or (800) 585-8367 for international callers, and referencing 42552707 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every shopping experience is worth the customer's time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, customers will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms including EMV chip technology, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended						Twelve Months Ended
Statements of Operations:	January 30, 2016		January 31, 2015	(1)	% Inc. (Dec.)		January 30, 2016		January 31, 2015	(1)	% Inc. (Dec.)
Total net sales	$3,996		$3,893		2.6%		$12,625		$12,257		3.0%
Cost of goods sold	2,633		2,579		2.1%		8,074		7,996		1.0%
Gross margin	1,363		1,314		3.7%		4,551		4,261		6.8%
Operating expenses/(income):
Selling, general and administrative (SG&A)	962		1,032		(6.8)%		3,775		3,993		(5.5)%
Pension	214	(2)	(3)		(100.0)%	+	162	(2)	(48)		(100.0)%	+
Depreciation and amortization	157		157		0.0%		616		631		(2.4)%
Real estate and other, net	17		12		41.7%		3		(148)		(100.0)%	+
Restructuring and management transition	31		48		(35.4)%		84		87		(3.4)%
Total operating expenses	1,381		1,246		10.8%		4,640		4,515		2.8%
Operating income/(loss)	(18)		68		(100.0)%	+	(89)		(254)		(65.0)%
Loss on extinguishment of debt	10		—		0.0%		10		34		(70.6)%
Net interest expense	102		100		2.0%		405		406		(0.2)%
Income/(loss) before income taxes	(130)		(32)		100.0%	+	(504)		(694)		(27.4)%
Income tax expense/(benefit)(3)	1		3		(66.7)%		9		23		(60.9)%
Net income/(loss)	$(131)		$(35)		100.0%	+	$(513)		$(717)		(28.5)%
Earnings/(loss) per share - basic and diluted	$(0.43)		$(0.11)		100.0%	+	$(1.68)		$(2.35)		(28.5)%
Financial Data:
Comparable store sales increase/(decrease)(4)	4.1%		4.4%				4.5%		4.4%
Ratios as a percentage of sales:
Gross margin	34.1%		33.8%				36.0%		34.8%
SG&A expenses	24.1%		26.5%				29.9%		32.6%
Total operating expenses	34.6%		32.0%				36.8%		36.8%
Operating income/(loss)	(0.5)%		1.7%				(0.7)%		(2.1)%
Effective income tax rate(3)	0.8%		9.4%				1.8%		3.3%
Common Shares Data:
Issued and outstanding shares at end of period	306.1		304.9				306.1		304.9
Weighted average shares - basic	306.4		305.3				305.9		305.2
Weighted average shares - diluted	306.4		305.3				305.9		305.2

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)
Pension expense includes $180 million settlement expense of unrecognized actuarial losses as a result of a total transfer of $1.5 billion in primary pension plan assets to settle a portion of the primary pension plan obligation. The transfers included a lump-sum payment of primary pension plan assets as elected by a group of plan participants and a definitive agreement to purchase an annuity contract from an insurance company which will pay and administer the future benefits to select retirees.

(3)
For the three and twelve months ended January 30, 2016, the Company increased its net valuation allowance by $110 million and $241 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and twelve months ended January 31, 2015, the Company increased its net valuation allowance by $225 million and $480 million, respectively, against certain federal and state net operating loss carry forward assets.

(4)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcp.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	January 30, 2016	January 31, 2015
Current assets:
Cash in banks and in transit	$119	$119
Cash short-term investments	781	1,199
Cash and cash equivalents	900	1,318
Merchandise inventory	2,721	2,652
Deferred taxes	231	172
Prepaid expenses and other	166	189
Total current assets	4,018	4,331
Property and equipment, net	4,816	5,148
Prepaid pension	—	220
Other assets	608	610
Total assets	$9,442	$10,309

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$925	$997
Other accounts payable and accrued expenses	1,360	1,103
Current maturities of capital leases and note payable	26	28
Current maturities of long-term debt	101	28
Total current liabilities	2,412	2,156
Long-term capital leases and note payable	10	38
Long-term debt	4,668	5,227
Deferred taxes	425	363
Other liabilities	618	611
Total liabilities	8,133	8,395
Stockholders' equity	1,309	1,914
Total liabilities and stockholders' equity	$9,442	$10,309

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended			Twelve Months Ended
Statements of Cash Flows:	January 30, 2016	January 31, 2015	(1)	January 30, 2016	January 31, 2015	(1)
Cash flows from operating activities:
Net income/(loss)	$(131)	$(35)		$(513)	$(717)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	7	27		10	32
Asset impairments and other charges	19	30		25	39
Net gain on sale of non-operating assets	—	(2)		(9)	(25)
Net gain on sale of operating assets	—	(1)		(9)	(92)
Loss on extinguishment of debt	10	—		10	34
Depreciation and amortization	157	157		616	631
Benefit plans	200	(11)		127	(78)
Stock-based compensation	11	9		44	33
Deferred taxes	5	8		—	3
Change in cash from:
Inventory	948	706		(69)	283
Prepaid expenses and other assets	52	33		19	(1)
Merchandise accounts payable	(528)	(292)		(72)	49
Current income taxes	(6)	(16)		4	(10)
Accrued expenses and other (2)	112	80		257	58
Net cash provided by/(used in) operating activities	856	693		440	239
Cash flows from investing activities:
Capital expenditures	(86)	(50)		(320)	(252)
Proceeds from sale of non-operating assets	—	7		13	35
Proceeds from sale of operating assets	5	2		11	70
Joint venture return of investment	—	(3)		—	5
Net cash provided by/(used in) investing activities	(81)	(44)		(296)	(142)
Cash flows from financing activities:
Payment on short-term borrowings	—	—		—	(650)
Net proceeds from issuance of long-term debt	—	—		—	893
Premium on early retirement of long-term debt	—	—		—	(33)
Payments of capital leases and note payable	(6)	(4)		(33)	(26)
Payment of long-term debt	(500)	(7)		(520)	(412)
Financing costs	(4)	(4)		(4)	(65)
Other changes in stockholders' equity	(3)	—		(5)	(1)
Net cash provided by/(used in) financing activities	(513)	(15)		(562)	(294)
Net increase/(decrease) in cash and cash equivalents	262	634		(418)	(197)
Cash and cash equivalents at beginning of period	638	684		1,318	1,515
Cash and cash equivalents at end of period	$900	$1,318		$900	$1,318

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)
Includes construction allowances collected from landlords of $6 million and $17 million for the three and twelve months ended January 30, 2016, respectively, and $- million and $4 million for the three and twelve months ended January 31, 2015, respectively.

Impact of Pension Accounting Change
(Unaudited)
(Amounts in millions except per share data)

During the fourth quarter of 2015, the Company elected to change its method of recognizing pension expense. Previously, for the primary and supplemental pension plans, net actuarial gains or losses in excess of 10% of the greater of the fair value of plan assets or the plans’ projected benefit obligation (the corridor) were recognized over the remaining service period of plan participants (eight years for the primary pension plan). Under the newly adopted accounting method, the Company recognizes changes in the fair value of plan assets and net actuarial gains or losses in excess of the corridor annually in the fourth quarter each year (MTM Adjustment). The remaining components of pension expense, primarily service and interest costs and assumed return on plan assets, will be recorded on a quarterly basis. While the historical policy of recognizing pension expense was considered acceptable, the Company believes that the new policy is preferable as it eliminates the delay in recognition of actuarial gains and losses outside the corridor.

This voluntary change has been reported through retrospective application of the new policy to all periods presented. The impacts of all adjustments made to the financial statements are summarized below:

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	January 31, 2015			January 31, 2015
	Previously Reported	Revised	Effect of Change	Previously Reported	Revised	Effect of Change
Pension	$2	$(3)	$(5)	$6	$(48)	$(54)
Income/(loss) before income taxes	(37)	(32)	5	(748)	(694)	54
Income tax expense/(benefit)	22	3	(19)	23	23	—
Net income/(loss)	$(59)	$(35)	$24	$(771)	$(717)	$54
Basic earnings/(loss) per common share	$(0.19)	$(0.11)	$0.08	$(2.53)	$(2.35)	$0.18
Diluted earnings/(loss) per common share	$(0.19)	$(0.11)	$0.08	$(2.53)	$(2.35)	$0.18

Consolidated Statements of Cash Flows

	Three Months Ended			Twelve Months Ended
	January 31, 2015			January 31, 2015
	Previously Reported	Revised	Effect of Change	Previously Reported	Revised	Effect of Change
Cash flows from operating activities:
Net income/(loss)	$(59)	$(35)	$24	$(771)	$(717)	$54
Benefit plans	(6)	(11)	(5)	(24)	(78)	(54)
Deferred taxes	$27	$8	$(19)	$3	$3	$—

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture). Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from the Home Office Land Joint Venture are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains and the proportional share of net income from the Home Office Land Joint Venture on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended			Twelve Months Ended
	January 30, 2016	January 31, 2015	(1)	January 30, 2016	January 31, 2015	(1)
Net income/(loss)	$(131)	$(35)		$(513)	$(717)
Add: Net interest expense	102	100		405	406
Add: Loss on extinguishment of debt	10	—		10	34
Total interest expense	112	100		415	440
Add: Income tax expense/(benefit)	1	3		9	23
Add: Depreciation and amortization	157	157		616	631
EBITDA (non-GAAP)	139	225		527	377
Add: Restructuring and management transition charges	31	48		84	87
Add: Primary pension plan expense/(income)	211	12		154	(18)
Less: Net gain on the sale of non-operating assets	—	(2)		(9)	(25)
Less: Proportional share of net income from joint venture	—	(10)		(41)	(53)
Less: Certain net gains	—	—		—	(88)	(2)
Adjusted EBITDA (non-GAAP)	$381	$273		$715	$280

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)
Represents the net gain on the sale of one department store location and the net gain recognized on a payment received from a landlord to terminate an existing lease prior to its original expiration date.

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended			Twelve Months Ended
	January 30, 2016	January 31, 2015	(1)	January 30, 2016	January 31, 2015	(1)
Net income/(loss)	$(131)	$(35)		$(513)	$(717)
Earnings/(loss) per share-diluted	$(0.43)	$(0.11)		$(1.68)	$(2.35)

Add: Restructuring and management transition charges, net of tax of $-, $-, $- and $-(2)	31	48		84	87
Add: Primary pension plan expense/(income), net of tax of $-, $-, $- and $-(2)	211	12		154	(18)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-(2)	10	—		10	34
Less: Net gain on the sale of non-operating assets, net of tax of $-, $-, $- and $-(3)	—	(2)		(9)	(25)
Less: Proportional share of net income from joint venture, net of tax of $-, $-, $- and $-(2)	—	(10)		(41)	(53)
Less: Certain net gains, net of tax of $-, $-, $- and $2(4)	—	—		—	(86)
Adjusted net income/(loss) (non-GAAP)	$121	$13		$(315)	$(778)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.39	$0.04		$(1.03)	$(2.55)

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(3)	Tax effect was calculated using the effective tax rate for the transactions.

(4)	Tax effect represents state taxes payable in separately filing states related to the sale of assets.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net cash provided by/(used in) operating activities	$856	$693	$440	$239
Add: Proceeds from sale of operating assets	5	2	11	70
Less: Capital expenditures	(86)	(50)	(320)	(252)
Free cash flow (non-GAAP)	$775	$645	$131	$57